EXHIBIT 11.1

                   CALCULATION OF PRIMARY AND FULLY
                      DILUTED EARNINGS PER SHARE

     Earnings per common share and common share equivalent are determined by dividing net income by the weighted average number of common shares and common share equivalents outstanding during each period. Common share equivalents consist of common shares issuable upon the exercise of stock options, provided the effect is dilutive, less common shares assumed to have been purchased with the proceeds therefrom. Provided below is a table reconciling common stock earnings per share:

                                   Three Months             Nine Months
                                   Ended June 30,         Ended June 30,
                                 ------------------     ------------------
   Primary                       1997         1996       1997        1996

Weighted average number of
   common shares outstanding  3,562,200    1,893,900   3,209,000   1,889,500

Weighted average number of
   Common share equivalents
   relating to stock options
   and warrants               1,064,300      811,700   1,024,600     659,500
                              ---------      -------   ---------     -------

                              4,626,500    2,705,600   4,233,600   2,549,000
                              ---------    ---------   ---------   ---------

   Fully Diluted

Weighted average number of
   common shares outstanding  3,562,200    1,893,900   3,209,000   1,889,500

Weighted average number of
   common share equivalents
   relating to stock options
   and warrants               1,073,400      811,700   1,027,700     785,500
                              ---------      -------   ---------     -------

                              4,635,600    2,705,600   4,236,700   2,675,000